Exhibit 99.1
NEWS RELEASE
FOR RELEASE: IMMEDIATE
GATX CORPORATION REPORTS 2014 SECOND QUARTER RESULTS
CHICAGO, IL, July 31, 2014 - GATX Corporation (NYSE:GMT) today reported 2014 second quarter net income of $53.1 million or $1.15 per diluted share, compared to net income of $35.1 million or $0.74 per diluted share in the second quarter of 2013. The 2013 second quarter results include a benefit of $3.0 million, or $0.06 per diluted share, from Tax Adjustments and Other Items. Details related to the Tax Adjustments and Other Items are provided in the attached Supplemental Information.
Net income for the first six months of 2014 was $95.2 million or $2.05 per diluted share, compared to $62.2 million or $1.31 per diluted share in the prior year period. The 2013 year-to-date results include the benefit from Tax Adjustments and Other Items of $1.7 million or $0.04 per diluted share.
Brian A. Kenney, president and chief executive officer of GATX, said, “Rail North America continues to see strong demand for tank cars and improving, broad-based demand for many freight car types, particularly covered hoppers. Utilization was 98.6% at the end of the quarter, excluding our boxcar fleet. The renewal rate change of our Lease Price Index was a positive 36.0% and the average renewal term for cars in the Lease Price Index was 67 months. Our renewal success rate also remained high, at nearly 85% during the second quarter.
“We made excellent progress integrating the recently acquired boxcar fleet. Utilization on this fleet increased from 78.8% at acquisition to 90.7% by the end of the second quarter, primarily by placing idle cars on term lease and scrapping and selling targeted cars.
“Rail International’s performance is in line with our expectations. The demand for tank cars in Europe is stable, and GATX Rail Europe continues to take delivery of new cars to meet customer needs. American Steamship Company had a challenging start to the sailing season due to harsh weather conditions. However, water levels are higher than in recent years, and 14 vessels are currently operating as planned. Within the Portfolio Management segment, the Rolls-Royce and Partners Finance affiliates continue to perform very well, as expected.”
Mr. Kenney concluded, “We continue to expect our 2014 full-year earnings to be in the range of $4.15 to $4.35 per diluted share.”
RAIL NORTH AMERICA
Rail North America reported segment profit of $91.7 million in the second quarter of 2014, compared to $48.2 million in the second quarter of 2013. Year to date, Rail North America reported segment profit of $166.7 million, compared to $98.5 million in the same period of 2013. The improvement in quarterly and year-to-date segment profit was driven by increased lease revenue from higher lease rates and the timing of asset remarketing income.

At June 30, 2014, Rail North America’s wholly owned fleet was approximately 126,000 cars, including approximately 19,300 boxcars. The following fleet statistics exclude the boxcar fleet.
Fleet utilization was 98.6% at the end of the second quarter, compared to 98.5% at the end of the prior quarter and 98.2% at the end of the second quarter of 2013. During the second quarter of 2014, the GATX Lease Price Index (“LPI”), a weighted average lease renewal rate for a group of railcars representative of Rail North America's fleet, increased 36.0% over the weighted average expiring lease rate. This compares to a 33.9% increase in the prior quarter and a 36.0% increase in the second quarter of 2013. The average lease renewal term for cars included in the LPI during the second quarter was 67 months, compared to 62 months in the prior quarter and 58 months in the second quarter of 2013.
Upon acquisition, GATX’s boxcar fleet consisted of approximately 20,100 cars and utilization was 78.8%. At the end of the second quarter, the boxcar fleet was approximately 19,300 cars, and utilization improved to 90.7%.
Asset remarketing income was $21.5 million during the quarter, and investment volume was more than $145 million, mostly for new tank cars.
Additional fleet statistics, including information on the boxcar fleet, and macroeconomic data related to Rail North America’s business are provided on the last page of this press release.
RAIL INTERNATIONAL
Rail International's segment profit was $19.4 million in the second quarter of 2014, compared to $24.4 million in the second quarter of 2013. The 2013 second quarter results include the pre-tax benefit from Other Items of $3.3 million. Rail International reported segment profit of $40.1 million year-to-date 2014, compared to $43.0 million for the same period in 2013. The 2013 year-to-date results include the pre-tax benefit from Other Items of $1.9 million. The decline in quarterly and year-to-date segment profit was driven by increased maintenance expense at GATX Rail Europe (“GRE”) and the absence of income from GATX’s interest in a joint venture, which was sold during the third quarter of 2013. The decrease in segment profit was partially offset by an increase in lease revenue due to higher lease rates at GRE.
At June 30, 2014, GRE's fleet consisted of approximately 22,000 cars and utilization was 95.6%, compared to 96.0% at the end of the first quarter and 95.8% at the end of the second quarter of 2013. Additional fleet statistics for GATX Rail Europe are provided on the last page of this press release.
AMERICAN STEAMSHIP COMPANY
American Steamship Company (“ASC”) reported a segment profit of $3.1 million in the second quarter of 2014 compared to segment profit of $10.1 million in the second quarter of 2013. Segment profit year-to-date 2014 was $1.9 million, compared to $10.9 million year-to-date 2013. ASC carried 8.3 million net tons of cargo through the second quarter of 2014, compared to 10.5 million net tons in the prior year period. The decline in quarterly and year-to-date segment profit is due to significant weather delays and resulting operational costs incurred early in the sailing season. ASC is currently operating 14 vessels and customer demand remains stable. ASC plans to bring another vessel into service later this summer as customers replenish depleted inventories following the slow start to the year.

PORTFOLIO MANAGEMENT
Portfolio Management reported segment profit of $11.5 million in the second quarter of 2014 compared to $17.3 million in the second quarter of 2013. Segment profit year-to-date 2014 was $23.4 million, compared to $29.8 million year-to-date 2013. The decrease in both quarterly and year-to-date segment profit was primarily due to lower asset remarketing income in the current year. Owned assets have a net book value of approximately $859.3 million.
COMPANY DESCRIPTION
GATX Corporation (NYSE:GMT) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. With the largest railcar lease fleet in the world, GATX has been providing quality railcars and services to its customers for more than 115 years. GATX has been headquartered in Chicago, Illinois since its founding in 1898. For more information, visit the Company's website at www.gatx.com.
TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2014 second quarter results. Call details are as follows:

Thursday, July 31st
11:00 A.M. Eastern Time
Domestic Dial-In: 1-800-895-0231
International Dial-In: 1-785-424-1054
Replay: 1-888-203-1112 or 1-719-457-0820 /Access Code: 9682007

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.

FORWARD-LOOKING STATEMENTS
Certain statements in this document may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. These statements refer to information that is not purely historical, such as estimates, projections and statements relating to our business plans, objectives and expected operating results, and the assumptions on which those statements are based. Some of these statements may be identified by words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project” or other similar words. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the SEC, that could cause actual results or developments to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to: (1) changes in regulatory requirements for tank cars in crude, ethanol, and other flammable liquid commodity service; (2) competitive factors in our primary markets, including lease pricing and asset availability; (3) weak economic conditions, financial market volatility, and other factors that may negatively affect the rail, marine, and other industries served by us and our customers; (4) inability to maintain satisfactory lease rates or utilization levels for our assets, or increased operating costs in our primary operating segments; (5) changes to laws, rules, and regulations applicable to GATX and our rail, marine, and other assets, or failure to comply with those laws, rules and regulations; (6) operational disruption and increased costs associated with compliance maintenance programs and other maintenance initiatives; (7) financial and operational risks associated with long-term railcar purchase commitments; (8) deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs; (9) unfavorable conditions affecting certain assets, customers or regions where we have a large investment; (10) risks related to our international operations and expansion into new geographic markets; (11) inadequate allowances to cover credit losses in our portfolio or declines in the credit quality of our customer base; (12) impaired asset charges that may result from weak economic or market conditions, changes to laws, rules, and regulations affecting our assets, events related to particular customers or asset types, or portfolio management decisions we implement; (13) environmental remediation costs or a negative outcome in our pending or threatened litigation; (14) our inability to obtain cost-effective insurance; (15) operational and financial risks related to our affiliate investments, particularly where certain affiliates may contribute significantly to our consolidated operating profit; (16) reduced opportunities to generate asset remarketing income; (17) failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees.
Given these risks and uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis, judgment, belief or expectation only as of the date hereof. We have based these forward-looking statements on information currently available and disclaim any intention or obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.

FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Jennifer Van Aken
312-621-6689
jennifer.vanaken@gatx.com

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(7/31/14)
--Tabular Follows--

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Revenues
Lease revenue	$274.3	$239.0	$524.9	$476.2
Marine operating revenue	72.2	83.3	89.9	101.8
Other revenue	19.3	16.6	37.6	33.2
Total Revenues	365.8	338.9	652.4	611.2
Expenses
Maintenance expense	84.0	74.3	157.1	141.0
Marine operating expense	54.6	57.7	69.6	74.3
Depreciation expense	71.1	63.1	129.8	121.0
Operating lease expense	27.3	33.6	54.2	65.9
Other operating expense	6.7	7.0	13.3	12.3
Selling, general and administrative expense	44.9	45.8	87.6	87.8
Total Expenses	288.6	281.5	511.6	502.3
Other Income (Expense)
Net gain on asset dispositions	28.2	19.6	56.3	36.3
Interest expense, net	(39.5)	(43.2)	(81.5)	(84.1)
Other expense	(4.9)	(3.1)	(8.3)	(4.2)
Income before Income Taxes and Share of Affiliates’ Earnings	61.0	30.7	107.3	56.9
Income Taxes	(20.2)	(9.1)	(34.3)	(16.6)
Share of Affiliates’ Earnings (net of tax)	12.3	13.5	22.2	21.9
Net Income	$53.1	$35.1	$95.2	$62.2

Share Data
Basic earnings per share	$1.17	$0.75	$2.08	$1.33
Average number of common shares	45.5	46.5	45.7	46.7
Diluted earnings per share	$1.15	$0.74	$2.05	$1.31
Average number of common shares and common share equivalents	46.3	47.1	46.5	47.4
Dividends declared per common share	$0.33	$0.31	$0.66	$0.62

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	June 30	December 31
	2014	2013
Assets
Cash and Cash Equivalents	$110.3	$379.7
Restricted Cash	13.0	20.3
Receivables
Rent and other receivables	88.6	80.1
Loans	119.9	122.7
Finance leases	190.7	207.3
Less: allowance for losses	(5.6)	(5.2)
	393.6	404.9

Operating Assets and Facilities	8,091.4	7,390.7
Less: allowance for depreciation	(2,402.7)	(2,320.4)
	5,688.7	5,070.3

Investments in Affiliated Companies	356.7	354.3
Goodwill	94.3	94.6
Other Assets	264.5	225.5
Total Assets	$6,921.1	$6,549.6
Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$205.7	$159.6
Debt
Commercial paper and borrowings under bank credit facilities	140.6	23.6
Recourse	4,033.9	3,765.9
Nonrecourse	20.5	72.6
Capital lease obligations	7.6	8.9
	4,202.6	3,871.0

Deferred Income Taxes	930.2	891.4
Other Liabilities	208.2	230.6
Total Liabilities	5,546.7	5,152.6
Total Shareholders’ Equity	1,374.4	1,397.0
Total Liabilities and Shareholders’ Equity	$6,921.1	$6,549.6

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended June 30, 2014
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$218.2	$47.7	$1.0	$7.4	$—	$274.3
Marine operating revenue	—	—	59.4	12.8	—	72.2
Other revenue	16.1	2.4	—	0.8	—	19.3
Total Revenues	234.3	50.1	60.4	21.0	—	365.8
Expenses
Maintenance expense	65.1	11.6	7.3	—	—	84.0
Marine operating expense	—	—	42.3	12.3	—	54.6
Depreciation expense	49.1	11.8	4.4	5.8	—	71.1
Operating lease expense	25.7	—	1.7	—	(0.1)	27.3
Other operating expense	5.2	1.0	—	0.5	—	6.7
Total Expenses	145.1	24.4	55.7	18.6	(0.1)	243.7
Other Income (Expense)
Net gain on asset dispositions	23.9	2.6	—	1.7	—	28.2
Interest expense, net	(25.3)	(6.2)	(1.4)	(6.1)	(0.5)	(39.5)
Other (expense) income	(0.3)	(2.7)	(0.2)	—	(1.7)	(4.9)
Share of affiliates’ earnings (pretax)	4.2	—	—	13.5	—	17.7
Segment Profit (Loss)	$91.7	$19.4	$3.1	$11.5	$(2.1)	$123.6
Selling, general and administrative expense						44.9
Income taxes (includes $5.4 related to affiliates’ earnings)						25.6
Net Income						$53.1
Selected Data:
Investment Volume	$145.8	$42.3	$7.7	$12.0	$1.8	$209.6
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$17.7	$0.6	$—	$0.5	$—	$18.8
Residual sharing income	3.8	—	—	1.2	—	5.0
Non-remarketing disposition gains (1)	2.4	2.0	—	—	—	4.4
Asset impairment	—	—	—	—	—	—
Total Net Gain on Asset Dispositions	$23.9	$2.6	$—	$1.7	$—	$28.2

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Six Months Ended June 30, 2014
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$413.1	$94.9	$2.1	$14.8	$—	$524.9
Marine operating revenue	—	—	62.5	27.4	—	89.9
Other revenue	30.7	4.4	—	2.5	—	37.6
Total Revenues	443.8	99.3	64.6	44.7	—	652.4
Expenses
Maintenance expense	126.5	23.1	7.5	—	—	157.1
Marine operating expense	—	—	45.7	23.9	—	69.6
Depreciation expense	90.6	23.5	4.4	11.3	—	129.8
Operating lease expense	52.6	—	1.7	—	(0.1)	54.2
Other operating expense	10.0	2.4	—	0.9	—	13.3
Total Expenses	279.7	49.0	59.3	36.1	(0.1)	424.0
Other Income (Expense)
Net gain on asset dispositions	48.7	5.0	(0.4)	3.0	—	56.3
Interest expense, net	(49.9)	(12.4)	(2.8)	(12.9)	(3.5)	(81.5)
Other (expense) income	(3.7)	(2.7)	(0.2)	0.3	(2.0)	(8.3)
Share of affiliates’ earnings (pretax)	7.5	(0.1)	—	24.4	—	31.8
Segment Profit (Loss)	$166.7	$40.1	$1.9	$23.4	$(5.4)	$226.7
Selling, general and administrative expense						87.6
Income taxes (includes $9.6 related to affiliates’ earnings)						43.9
Net Income						$95.2
Selected Data:
Investment Volume	$541.8	$81.6	$16.0	$12.0	$3.7	$655.1
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$39.3	$0.6	$—	$0.5	$—	$40.4
Residual sharing income	4.4	—	—	2.4	—	6.8
Non-remarketing disposition gains (1)	5.0	4.4	—	—	—	9.4
Asset impairment	—	—	(0.4)	0.1	—	(0.3)
Total Net Gain on Asset Dispositions	$48.7	$5.0	$(0.4)	$3.0	$—	$56.3

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended June 30, 2013
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$187.3	$43.6	$1.0	$7.1	$—	$239.0
Marine operating revenue	—	—	71.7	11.6	—	83.3
Other revenue	13.8	1.7	—	1.1	—	16.6
Total Revenues	201.1	45.3	72.7	19.8	—	338.9
Expenses
Maintenance expense	57.6	9.6	7.1	—	—	74.3
Marine operating expense	—	—	48.2	9.5	—	57.7
Depreciation expense	42.7	10.6	4.0	5.8	—	63.1
Operating lease expense	32.0	—	1.7	—	(0.1)	33.6
Other operating expense	5.0	1.4	—	0.6	—	7.0
Total Expenses	137.3	21.6	61.0	15.9	(0.1)	235.7
Other Income (Expense)
Net gain on asset dispositions	10.2	1.3	—	8.1	—	19.6
Interest expense, net	(28.7)	(5.2)	(1.6)	(6.7)	(1.0)	(43.2)
Other (expense) income	(3.3)	—	—	—	0.2	(3.1)
Share of affiliates’ earnings (pretax)	6.2	4.6	—	12.0	—	22.8
Segment Profit (Loss)	$48.2	$24.4	$10.1	$17.3	$(0.7)	$99.3
Selling, general and administrative expense						45.8
Income taxes (includes $9.3 related to affiliates’ earnings)						18.4
Net Income						$35.1
Selected Data:
Investment Volume	$129.4	$46.9	$7.8	$135.2	$1.4	$320.7
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$7.3	$—	$—	$4.1	$—	$11.4
Residual sharing income	0.1	—	—	4.0	—	4.1
Non-remarketing disposition gains (1)	2.8	2.4	—	—	—	5.2
Asset impairment	—	(1.1)	—	—	—	(1.1)
Total Net Gain on Asset Dispositions	$10.2	$1.3	$—	$8.1	$—	$19.6

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Six Months Ended June 30, 2013
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$371.1	$86.6	$2.1	$16.4	$—	$476.2
Marine operating revenue	—	—	84.0	17.8	—	101.8
Other revenue	27.6	3.9	—	1.7	—	33.2
Total Revenues	398.7	90.5	86.1	35.9	—	611.2
Expenses
Maintenance expense	112.2	21.1	7.7	—	—	141.0
Marine operating expense	—	—	58.0	16.3	—	74.3
Depreciation expense	85.0	20.7	4.0	11.3	—	121.0
Operating lease expense	64.3	—	1.7	—	(0.1)	65.9
Other operating expense	9.0	2.3	—	1.0	—	12.3
Total Expenses	270.5	44.1	71.4	28.6	(0.1)	414.5
Other Income (Expense)
Net gain on asset dispositions	20.4	2.5	—	13.4	—	36.3
Interest expense, net	(54.4)	(10.8)	(3.2)	(13.4)	(2.3)	(84.1)
Other (expense) income	(4.1)	0.5	(0.6)	—	—	(4.2)
Share of affiliates’ earnings (pretax)	8.4	4.4	—	22.5	—	35.3
Segment Profit (Loss)	$98.5	$43.0	$10.9	$29.8	$(2.2)	$180.0
Selling, general and administrative expense						87.8
Income taxes (includes $13.4 related to affiliates’ earnings)						30.0
Net Income						$62.2
Selected Data:
Investment Volume	$215.1	$91.2	$11.0	$151.2	$2.1	$470.6
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$8.9	$—	$—	$8.3	$—	$17.2
Residual sharing income	2.9	—	—	5.1	—	8.0
Non-remarketing disposition gains (1)	9.3	3.8	—	—	—	13.1
Asset impairment	(0.7)	(1.3)	—	—	—	(2.0)
Total Net Gain on Asset Dispositions	$20.4	$2.5	$—	$13.4	$—	$36.3

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except per share data)
Impact of Tax Adjustments and Other Items on Net Income:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Tax adjustments	$—	$—	$—	$—
Other Items
Interest rate swaps at AAE (1)	—	3.0	—	1.7
Total impact on Net Income	$—	$3.0	$—	$1.7
Impact of Tax Adjustments and Other Items on Diluted Earnings per Share:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Tax adjustments	$—	$—	$—	$—
Other Items
Interest rate swaps at AAE (1)	—	0.06	—	0.04
Total impact on Diluted Earnings per Share	$—	$0.06	$—	$0.04

_________
(1) Unrealized gains recognized on certain interest rate swaps at AAE Cargo AG.

We highlight these items to allow for a more meaningful comparison of financial performance between years and to provide transparency into the operating results of our business.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)
(Continued)

	6/30/2013	9/30/2013	12/31/2013	3/31/2014	6/30/2014
Assets by Segment (includes off-balance-sheet assets)
Rail North America	$4,446.7	$4,495.1	$4,573.5	$4,842.9	$4,929.8
Rail International	1,119.1	1,203.8	1,237.2	1,269.5	1,289.3
ASC	317.2	303.0	287.4	282.2	314.5
Portfolio Management	823.3	848.7	835.3	837.1	842.7
Other	80.4	83.5	120.6	121.6	118.8
Total Assets, excluding cash	$6,786.7	$6,934.1	$7,054.0	$7,353.3	$7,495.1
Capital Structure
Commercial paper and bank credit facilities,
net of unrestricted cash	$(79.3)	$(103.2)	$(356.1)	$(408.8)	$30.3
On-balance-sheet recourse debt	3,546.4	3,621.8	3,765.9	4,310.0	4,033.9
On-balance-sheet nonrecourse debt	103.0	75.2	72.6	70.1	20.5
Off-balance-sheet recourse debt	642.7	624.4	727.6	639.6	642.6
Off-balance-sheet nonrecourse debt	146.8	143.1	176.8	56.5	54.7
Capital lease obligations	10.1	9.0	8.9	7.6	7.6
Total Borrowings, net of unrestricted cash	$4,369.7	$4,370.3	$4,395.7	$4,675.0	$4,789.6
Total Recourse Debt (1)	$4,119.9	$4,152.0	$4,146.3	$4,548.4	$4,714.4
Shareholders’ Equity	$1,219.1	$1,312.1	$1,397.0	$1,423.2	$1,374.4
Recourse Leverage (2)	3.4	3.2	3.0	3.2	3.4
 _________
(1) Includes on- and off-balance-sheet recourse debt; capital lease obligations; commercial paper and bank credit facilities, net of unrestricted cash.
(2) Calculated as total recourse debt / shareholder's equity.

Reconciliation of Total Assets to Total Assets (Including Off-Balance-Sheet Assets), Excluding Cash:
Total Assets	$6,119.2	$6,339.1	$6,549.6	$7,119.0	$6,921.1
Less: cash	(122.0)	(172.5)	(400.0)	(461.8)	(123.3)
Add off-balance-sheet assets:
Rail North America	770.7	749.9	887.9	680.8	683.2
ASC	18.8	17.6	16.5	15.3	14.1
Total Assets, excluding cash	$6,786.7	$6,934.1	$7,054.0	$7,353.3	$7,495.1

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	6/30/2013	9/30/2013	12/31/2013	3/31/2014	6/30/2014
Rail North America Statistics
Lease Price Index (LPI) (1)
Average renewal lease rate change	36.0%	34.3%	37.1%	33.9%	36.0%
Average renewal term (months)	58	63	60	62	67
Fleet Rollforward (2)
Beginning balance	107,836	108,648	107,843	107,004	106,804
Cars added	1,697	914	1,179	486	1,174
Cars scrapped	(443)	(294)	(251)	(368)	(387)
Cars sold	(442)	(1,425)	(1,767)	(318)	(697)
Ending balance	108,648	107,843	107,004	106,804	106,894
Utilization	98.2%	98.5%	98.5%	98.5%	98.6%
Average active railcars	106,306	106,359	105,923	105,287	105,366
Boxcar Fleet
Ending balance	2,126	2,112	2,109	19,630	19,254
Utilization	98.7%	98.8%	100.0%	80.7%	90.7%
Rail Europe Statistics
Fleet Rollforward
Beginning balance	21,966	21,894	21,858	21,836	21,591
Cars added	446	258	313	125	409
Cars scrapped/sold	(518)	(294)	(335)	(370)	(316)
Ending balance	21,894	21,858	21,836	21,591	21,684
Utilization	95.8%	96.3%	96.6%	96.0%	95.6%
Average active railcars	20,814	21,010	21,093	20,913	20,706
Rail North America Industry Statistics
Manufacturing Capacity Utilization Index (3)	77.9%	78.3%	78.4%	79.1%	79.1%
Year-over-year Change in U.S. Carloadings (excl. intermodal) (4)	(1.5)%	(0.9)%	(0.5)%	0.9%	3.2%
Year-over-year Change in U.S. Carloadings (chemical) (4)	(0.3)%	—%	0.5%	0.7%	1.4%
Year-over-year Change in U.S. Carloadings (petroleum) (4)	47.9%	36.8%	31.1%	7.1%	7.0%
Production Backlog at Railcar Manufacturers (5)	73,706	73,848	72,937	81,927	99,782
American Steamship Company Statistics
Total Net Tons Carried (millions)	9.0	9.7	8.6	0.4	7.9
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(1) GATX's Lease Price Index ("LPI") is an internally-generated business indicator that measures lease rate pricing on renewals within our North American railcar fleet, excluding the boxcar fleet. The index is calculated using the weighted average lease rate for a group of railcar types that GATX believes best represents its overall North American fleet, excluding boxcars. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate, weighted by fleet composition. The average renewal lease term is reported in months and reflects the average renewal lease term of railcar types in the LPI, weighted by fleet composition.
(2) Excludes boxcar fleet.
(3) As reported and revised by the Federal Reserve.
(4) As reported by the Association of American Railroads (AAR).
(5) As reported by the Railway Supply Institute (RSI).